FEE WAIVER AGREEMENT


American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Global Technology Fund (the "Fund"), a series of AXP Global Series, Inc., agrees to accept those waivers and reimbursements, as described below:

     1. Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

          o Investment Management Services Agreement between the Fund and AEFC dated November 13, 1996.

          o Administrative Services Agreement between the Fund and AEFC dated November 13, 1996

          o Transfer Agency Services Agreement between the Fund and AECSC dated May 1, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

     2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    ------------------- ------------ ------------ ----------- -----------
    Fund                Class A      Class B      Class C     Class Y
    ------------------- ------------ ------------ ----------- -----------
    Global Technology   1.99%        2.75%        2.75%       1.82%
    ------------------- ------------ ------------ ----------- -----------

     3. Termination. This agreement will terminate on Oct. 31, 2004 unless extended by written agreement of the Fund and AEFC.

     This agreement is dated as of the 1st day of November, 2003.


     AXP Global Series, Inc.
         AXP Global Technology Fund



         By: /s/  Leslie L. Ogg
             --------------------
                  Leslie L. Ogg
                  Vice President


         AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/  Paula R. Meyer
             ---------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds


         AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/  Bridget Sperl
             --------------------
                  Bridget Sperl
                  Senior Vice President